Exhibit 99.1
Dave & Buster’s Reports Fourth Quarter and Fiscal Year End 2025 Financial Results
DALLAS, March 31, 2026 (GLOBE NEWSWIRE) -- Dave & Buster’s Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the Company”), an owner, operator, and franchisor of entertainment and dining venues, today announced financial results for its fourth quarter and fiscal year ended February 3, 2026.
Fourth Quarter 2025 Financial Summary
•Revenue of $529.6 million decreased 0.9% from the fourth quarter of fiscal 2024.
•Comparable store sales decreased 3.3% compared to the same calendar period of fiscal 2024. Excluding the impact from Winter Storm Fern in January, management estimates that fourth quarter comparable store sales would have decreased approximately 1.5%.
•Net loss totaled $39.8 million, or $1.15 per diluted share, compared with net income of $9.3 million, or $0.24 per diluted share in the fourth quarter of fiscal 2024. Adjusted net loss1 totaled $12.0 million, or $0.35 per diluted share, compared with an Adjusted net income1 of $25.3 million, or $0.66 per diluted share in the fourth quarter of fiscal 2024.
•Adjusted EBITDA1 was $111.4 million, compared to $127.2 million in the fourth quarter of fiscal 2024. Management estimates that Adjusted EBITDA in the fourth quarter would have been approximately $5 million higher were it not for the impact from Winter Storm Fern in the month of January.
Fiscal 2025 Financial Summary
•Revenue of $2.1 billion decreased 1.4% from fiscal 2024.
•Comparable store sales decreased 5.0% compared to the same calendar period in fiscal 2024.
•Net loss totaled $48.7 million, or $1.40 per share, compared with net income of $58.3 million, or $1.46 per diluted share in fiscal 2024. Adjusted net loss1 totaled $10.6 million, or $0.30 per diluted share, compared with an Adjusted net income1 of $95.6 million, or $2.39 per diluted share in fiscal 2024.
•Adjusted EBITDA was $436.6 million compared to $506.2 million in fiscal 2024.
Additional Events and Commentary
•The Company opened two new stores in the fourth quarter for a total of 11 new stores (eight Dave & Buster's and three Main Events) in fiscal 2025.
•The Company remodeled 16 Dave & Buster’s stores in fiscal 2025 bringing the grand total to 51 recently remodeled Dave & Buster’s stores since this remodel program began in the second half of fiscal 2023.
•The Company opened three international franchise locations in fiscal 2025, bringing its total number of international franchise locations to four.
•The Company ended the fourth quarter of fiscal 2025 with $482.9 million of liquidity, which included $16.6 million in cash and $466.3 million available under its $650.0 million revolving credit facility, net of letters of credit.

1 Adjusted net income (loss) and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion under Non-GAAP Measures and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures.

“I am pleased to report that our back-to-basics strategy continues to gain meaningful traction, with same-store sales trends improving throughout the prior year,” said Tarun Lal, Chief Executive Officer. “Since joining the company nine months ago, I have become even more confident in our ability to dramatically improve operating results, driven by standout progress in our food and beverage offering, disciplined marketing, and a sharper value proposition for our guests.

In 2026, we will make meaningful improvements to the business, sharpening our marketing to drive brand consideration, refining our pricing and menu architecture, launching a powerful lineup of culturally relevant new games, and implementing our refreshed remodel program. We have also significantly strengthened our leadership team and are prioritizing our field operations and culture, because we know that exceptional execution and guest experience will ultimately drive traffic and sales. We believe we have the right strategy, the right team, and the right momentum to create meaningful value for our guests and shareholders. To that end, during fiscal 2026, we fully expect to deliver an increase in same store sales, revenue, Adjusted EBITDA and to generate more than $100 million in free cash flow.”
Annual Report on Form 10-K Available
The Company’s Annual Report on Form 10-K, which will be available at www.sec.gov and on the Company’s investor relations website, contains a review of its financial results for the fiscal year ended February 3, 2026.
Investor Conference Call and Webcast
Management will host a conference call to discuss these results on Tuesday, March 31, 2026, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Both the live and archived webcasts of the conference call will be available at ir.daveandbusters.com. Participants in the U.S. can access the conference call by dialing toll-free (877) 883-0383, and international participants can access by dialing (412) 902-6506. The participant entry number is 4027266. A replay will be available after the call for one year beginning at 6:00 p.m. Central Time (7:00 p.m. Eastern Time) and can be accessed by dialing toll-free (855) 669-9658 or by the international toll number (412) 317-0088. The replay access code is 2847091.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 243 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 179 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to “Eat Drink Play and Watch,” all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 64 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. Internationally, the Company is in early-stage growth as a franchisor of its brands with four Dave & Buster’s franchise stores currently open. For more information about each brand, visit daveandbusters.com and mainevent.com.
Forward-Looking Statements
The Company cautions that this release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, including: our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements under our revolving credit facility; our ability to access other funding sources; our overall level of indebtedness; general business and economic conditions; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending; changes in demographic trends; changes in governmental regulations; unfavorable publicity; our ability to open new stores; and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: Adjusted EBITDA, Credit Adjusted EBITDA (calculated in accordance with the Company’s Credit Facility), Net Total Leverage Ratio (calculated in accordance with the Company’s Credit Facility), Store operating income before depreciation and amortization, Adjusted net income (loss), and Adjusted net income (loss) per share - Diluted, reconciliations of which can be found on the following pages (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies or calculated differently than similar measures used by other companies.
For Investor Relations Inquiries:
Cory Hatton, Head of Entertainment Finance, Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com

DAVE & BUSTER’S ENTERTAINMENT, INC.
Consolidated Statements of Operations
(unaudited in millions, except per share data)

	Quarter Ended				Fiscal Year Ended
	February 3, 2026		February 4, 2025		February 3, 2026		February 4, 2025
Entertainment revenues	$313.0	59.1%	$335.0	62.7%	$1,323.5	62.9%	$1,391.0	65.2%
Food and beverage revenues	216.6	40.9%	199.6	37.3%	779.3	37.1%	741.7	34.8%
Total revenues	529.6	100.0%	534.6	100.0%	2,102.8	100.0%	2,132.7	100.0%
Cost of entertainment (1)	25.7	8.2%	27.4	8.2%	107.1	8.1%	118.6	8.5%
Cost of food and beverage (1)	52.5	24.2%	50.1	25.1%	193.2	24.8%	195.8	26.4%
Total cost of products	78.2	14.8%	77.5	14.5%	300.3	14.3%	314.4	14.7%
Operating payroll and benefits	137.2	25.9%	129.9	24.3%	535.8	25.5%	523.5	24.5%
Other store operating expenses	175.0	33.0%	172.8	32.3%	725.1	34.5%	690.4	32.4%
General and administrative expenses	27.9	5.3%	18.9	3.5%	117.0	5.6%	99.5	4.7%
Depreciation and amortization expense	88.0	16.6%	64.0	12.0%	279.4	13.3%	238.2	11.2%
Pre-opening costs	4.2	0.8%	6.1	1.1%	19.0	0.9%	18.7	0.9%
Other charges and gains	33.1	6.3%	21.3	4.0%	40.1	1.9%	27.6	1.3%
Total operating costs	543.6	102.6%	490.5	91.8%	2,016.7	95.9%	1,912.3	89.7%
Operating income (loss)	(14.0)	(2.6)%	44.1	8.2%	86.1	4.1%	220.4	10.3%
Interest expense, net	38.3	7.2%	35.4	6.6%	154.0	7.3%	135.3	6.3%
Loss on debt refinancing	—	—%	—	—%	—	—%	15.2	0.7%
Income (loss) before income taxes	(52.3)	(9.9)%	8.7	1.6%	(67.9)	(3.2)%	69.9	3.3%
Provision for (benefit from) income taxes	(12.5)	(2.4)%	(0.6)	(0.1)%	(19.2)	(0.9)%	11.6	0.5%
Net income (loss)	$(39.8)	(7.5)%	$9.3	1.7%	$(48.7)	(2.3)%	$58.3	2.7%

Net income (loss) per share:
Basic	$(1.15)		$0.25		$(1.40)		$1.49
Diluted	$(1.15)		$0.24		$(1.40)		$1.46
Weighted average shares used in per share calculations:
Basic shares	34.68		37.37		34.67		39.07
Diluted shares	34.68		38.18		34.67		40.01

Other information:
Company-owned stores at end of period	243		232		243		232
Store operating weeks in the period	3,137		2,969		12,343		11,769
Total revenue per store operating weeks in the period (in thousands)	$169		$180		$170		$181
Total revenue per square foot per store operating weeks in the period (in dollars)	$4.12		$4.34		$4.14		$4.35
(1)All percentage data is expressed as a percentage of total revenues for the respective period presented, except cost of entertainment, which is expressed as a percentage of entertainment revenues, and cost of food and beverage, which is expressed as a percentage of food and beverage revenues.

DAVE & BUSTER’S ENTERTAINMENT, INC.
Other Operating Data
(unaudited, in millions)
Condensed Consolidated Balance Sheet:

	February 3, 2026	February 4, 2025
Assets
Cash and cash equivalents	$16.6	$6.9
Other current assets	107.5	87.5
Total current assets	124.1	94.4
Property and equipment, net	1,719.0	1,634.6
Operating lease right of use assets	1,303.2	1,318.4
Intangible and other assets, net	970.3	968.4
Total assets	$4,116.6	$4,015.8

Liabilities and Stockholders' Equity
Total current liabilities	$434.6	$433.9
Deferred income taxes	68.6	73.0
Operating lease liabilities	1,562.6	1,575.1
Other long-term liabilities	444.6	308.9
Long-term debt, net	1,515.0	1,479.1
Stockholders' equity	91.2	145.8
Total liabilities and stockholders' equity	$4,116.6	$4,015.8
Summary Cash Flow Information:

	Quarter Ended			Fiscal Year Ended
	February 3, 2026		February 4, 2025	February 3, 2026	February 4, 2025
Net cash provided by operating activities	$103.0		$108.9	$290.8	$312.3
Net cash used in investing activities	(69.0)		(169.9)	(386.9)	(529.8)
Net cash provided by (used in) financing activities	(31.0)		59.3	105.8	187.1
Increase (decrease) in cash and cash equivalents	$3.0	3.0	$(1.7)	$9.7	$(30.4)

DAVE & BUSTER’S ENTERTAINMENT, INC.
Non-GAAP Measures
(unaudited, in millions, except per share data)
Adjusted EBITDA:
Adjusted EBITDA represents net income (loss), plus interest expense, net, loss on debt refinancing, provision for (benefit from) income taxes, depreciation and amortization expense, (gain) loss on property and equipment transactions, impairment of long-lived assets, share-based compensation, currency transaction (gains) losses and other costs, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is presented because we believe the measure provides useful information to investors and analysts regarding our operating performance. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA for the periods shown:

	Quarter Ended				Fiscal Year Ended
	February 3, 2026		February 4, 2025		February 3, 2026		February 4, 2025
Net income (loss) (1)	$(39.8)	(7.5)%	$9.3	1.7%	$(48.7)	(2.3)%	$58.3	2.7%
Add back:
Interest expense, net	38.3		35.4		154.0		135.3
Loss on debt refinancing	—		—		—		15.2
Provision for (benefit from) income taxes	(12.5)		(0.6)		(19.2)		11.6
Depreciation and amortization expense	88.0		64.0		279.4		238.2
Share-based compensation (2)	(0.2)		(4.5)		19.6		4.6
Transaction and integration costs (3)	0.1		2.0		0.7		3.4
System implementation costs (4)	0.3		1.6		3.3		11.1
Loss on property and equipment transactions and impairments (5)	32.9		19.7		36.9		16.7
Other items, net (6)	4.3		0.3		10.6		11.8
Adjusted EBITDA, a non-GAAP measure (1)	$111.4	21.0%	$127.2	23.8%	$436.6	20.8%	$506.2	23.7%
(1)All percentage data is expressed as a percentage of total revenues for the respective period presented.
(2)Non-cash share-based compensation expense, net of forfeitures, recorded in general and administrative expenses on the consolidated comprehensive income statement.
(3)Transaction and integration costs related to the acquisition and integration of Main Event recorded in general and administrative expenses on the consolidated statement of comprehensive income.
(4)System implementation costs represent expenses incurred related to the development of new enterprise resource planning, human capital management and inventory software for our stores and store support teams and staff augmentation for the implementation team at the store support center. These charges are recorded in other charges and gains on the consolidated statement of comprehensive income.
(5)The amount related to the quarter ended February 3, 2026 primarily consisted of $17.8 million of impairment of long-lived assets and a $15.1 million loss on property and equipment transactions. The amount related to the quarter ended February 4, 2025 primarily consisted of $3.9 million of impairment of long-lived assets and a $15.8 million loss on property and equipment transactions. The amount related to the fiscal year ended February 3, 2026 primarily consisted of $17.8 million of impairment of long-lived assets and a $19.1 million loss on property and equipment transactions. The amount related to the fiscal year ended February 4, 2025 primarily consisted of $3.9 million of impairment of long-lived assets and a $12.8 million loss on property and equipment transactions. The impairment charges recorded in each period were related to underperforming stores identified in the respective periods as a result of the Company’s annual evaluation of long-lived assets. The loss on property and equipment transactions for each periods consisted of assets disposed of or no longer in use, partially offset by gains resulting from lease terminations. These charges are recorded in “Other charges and gains” on the Consolidated Statement of Comprehensive Income.
(6)These amounts primarily consisted of one-time, third-party consulting fees, discretionary retention incentives and severance. The third-party consulting fees for fiscal 2025 were not part of our ongoing operations and were incurred in association with a change in leadership to execute a discrete, project-based strategic initiative aimed at analyzing and summarizing growth opportunities for the Company. The third-party consulting fees for fiscal 2024 were not part of our ongoing operations and were incurred to execute two related, discrete, and project-based strategic initiatives aimed at transforming our marketing strategy and one discrete, project-based initiative to transform our supply chain operational efficiency. The transformative nature, narrow scope, and limited duration of these incremental consulting fees are not reflective of the ordinary course expenses incurred to operate our business. Third-party consulting fees, discretionary retention incentives and severance costs are included in General and administrative expenses on the Consolidated Statements of Comprehensive Income (Loss).
Store Operating Income Before Depreciation and Amortization:
Store Operating Income Before Depreciation and Amortization, a non-GAAP measure, represents operating income (loss), plus depreciation and amortization expense, general and administrative expenses, pre-opening costs and other gains and charges. We believe that Store Operating Income Before Depreciation and Amortization is another useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store level, and thereby enables the comparability of the operating performance of our stores for the periods presented. We also believe that Store Operating Income Before Depreciation and Amortization is a useful measure in evaluating our operating performance within the entertainment and dining industry because it permits the evaluation of store-level productivity, efficiency, and performance, and we use Store Operating Income Before Depreciation and Amortization as a means of evaluating store financial performance compared with our competitors. However, because this measure excludes significant items such as general and administrative expenses, pre-opening costs and other gains and charges, as well as our interest expense, net, loss on debt extinguishment/refinance and depreciation and amortization expense, which are important in evaluating our consolidated financial performance from period to period, the value of this measure is limited as a measure of our consolidated financial performance.

	Quarter Ended				Year Ended
	February 3, 2026		February 4, 2025		February 3, 2026		February 4, 2025
Operating income (loss) (1)	$(14.0)	(2.6)%	$44.1	8.2%	$86.1	4.1%	$220.4	10.3%
Add back:
General and administrative expenses	27.9		18.9		117.0		99.5
Depreciation and amortization expense	88.0		64.0		279.4		238.2
Pre-opening costs	4.2		6.1		19.0		18.7
Other charges and gains	33.1		21.3		40.1		27.6
Store operating income before depreciation and amortization, a non-GAAP measure (1)	$139.2	26.3%	$154.4	28.9%	541.6	25.8%	604.4	28.3%
(1)All percentage data is expressed as a percentage of total revenues for the respective period presented.

Credit Adjusted EBITDA and Net Total Leverage Ratio:
Credit Adjusted EBITDA, a non-GAAP measure, represents net income (loss) plus certain items as defined at Adjusted EBITDA above, as well as certain other adjustments as defined in our Credit Agreement. These other adjustments include (i) increases in entertainment revenue deferrals, (ii) the cost of new projects, including store pre-opening costs, (iii) business optimization expenses and other restructuring costs, and (iv) other costs and adjustments as permitted by the Credit Agreement. We believe the presentation of Credit Adjusted EBITDA is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Credit Agreement. The following table sets forth a reconciliation of net income (loss) to Credit Adjusted EBITDA for the periods shown:

Trailing Four Quarters Ended February 3, 2026
Net loss	$(48.7)
Add back:
Interest expense, net	154.0
Provision for (benefit from) income taxes	(19.2)
Depreciation and amortization expense	279.4
Share-based compensation (1)	19.6
Transaction and integration costs (2)	0.7
System implementation costs (3)	3.3
Loss on property and equipment transactions and impairments (4)	36.9
Other items, net (5)	10.6
Pre-opening costs (6)	19.0
Credit Facility specific items, net (7)	8.1
Credit Adjusted EBITDA, a non-GAAP measure	$463.7
(1)See discussion of share-based compensation at Adjusted EBITDA above.
(2)See discussion of transaction and integration costs at Adjusted EBITDA above.
(3)See discussion of system implementation costs at Adjusted EBITDA above.
(4)See discussion of loss on property and equipment transactions and impairments at Adjusted EBITDA above.
(5)See discussion of other items, net at Adjusted EBITDA above.
(6)Represents costs incurred, primarily consisting of occupancy and payroll related expenses, associated with the opening of new stores. These costs are considered a “cost of new projects” as defined in our Credit Facility.
(7)Represents other adjustments allowed under our Credit Agreement in the determination of Net Total Leverage Ratio including (i) amortization of software costs, (ii) executive search fees, (iii) public company costs, (iv) estimated impact of remodels to financial performance and (v) the proforma impact of certain leases that were reclassified as finance leases during fiscal 2025.
The following table provides a calculation of Net Total Leverage Ratio, as defined in our Credit Facility, for the latest test period shown:

	Fiscal Year Ended February 3, 2026
Credit Adjusted EBITDA (a)	$463.7
Total debt (1)	$1,555.2
Less: Cash and cash equivalents	(16.6)
Add: Outstanding letters of credit	13.7
Net debt (b)	$1,552.3
Net Total Leverage Ratio (b / a)	3.3	x
(1)Amount represents the face amount of debt outstanding, net unamortized debt issuance costs and debt discounts, and balances outstanding under finance leases.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share - Diluted:
Adjusted net income (loss), a non-GAAP measure, represents net income (loss) before special items, as calculated below, and Adjusted net income (loss) per share - diluted, a non-GAAP measure, represents Adjusted net income (loss) on a fully diluted, per share basis. We believe excluding these special items from net income (loss) provides investors with a clearer perspective of our ongoing operating performance and a more relevant comparison to prior period results. The following table presents a reconciliation of net income (loss) to Adjusted net income (loss) and presents Adjusted net income (loss) per diluted share, for the periods shown:

	Quarter Ended				Fiscal Year Ended
	February 3, 2026		February 4, 2025		February 3, 2026		February 4, 2025
	$	EPS	$	EPS	$	EPS	$	EPS
Net income (loss)	$(39.8)	$(1.15)	$9.3	$0.24	$(48.7)	$(1.40)	$58.3	$1.46
Add back:
Loss on debt refinancing	—	—	—	—	—	—	15.2	0.38
Transaction and integration costs (1)	0.1	—	2.0	0.05	0.7	0.02	3.4	0.08
System implementation costs (2)	0.3	0.01	1.6	0.04	3.3	0.10	11.1	0.28
Loss on property and equipment transactions and impairments (3)	32.9	0.95	19.7	0.52	36.9	1.06	16.7	0.42
Other items, net (4)	4.3	0.12	(1.7)	(0.04)	10.6	0.31	4.0	0.10
Tax impact of items above, net (5)	(9.8)	(0.28)	(5.6)	(0.15)	(13.4)	(0.39)	(13.1)	(0.33)
Adjusted net income (loss) and Adjusted net income (loss) per share - Diluted, non-GAAP measures	$(12.0)	$(0.35)	$25.3	$0.66	$(10.6)	$(0.30)	$95.6	$2.39
(1)     See discussion of transaction and integration costs at Adjusted EBITDA above.
(2)    See discussion of system implementation costs at Adjusted EBITDA above.
(3)    See discussion of loss on property and equipment transactions and impairments at Adjusted EBITDA above.
(4)    See discussion of other items, net at Adjusted EBITDA above.
(5)    The income tax effect related to special items is based on the statutory tax rate for the applicable period.